Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF GREENTREE CENTRE

OAK BROOK, Ill. (February 17, 2005) – Inland Real Estate Corporation (NYSE: IRC) announced today the acquisition of Greentree Centre, a 159,268 square-foot multi-tenant retail center located in Caledonia, Wisconsin.  The Company agreed to pay the sellers approximately $11.9 million at the closing, plus future contingent payments in aggregate maximum amount of approximately $1.7 million as currently vacant space is leased.

Greentree Centre enjoys economic occupancy of 100% and physical occupancy of 93%.  The center is anchored by Pick ‘N’ Save grocery and Kmart.  Greentree Centre is located at the northwest corner of Douglas Avenue, Highway 32 and Four Mile Road in Caledonia, Wisconsin, which is located approximately twelve miles northwest of Racine, Wisconsin.

  “Greentree Centre is an excellent retail center, featuring the area’s dominant grocer,” said Bill Anderson, vice president of acquisitions for Inland Real Estate Corporation. “With this acquisition, we continue to grow our portfolio of midwestern retail centers.”

Inland Real Estate Corporation was represented by Mr. Anderson and Beth Sprecher Brooks, senior counsel.  The sellers of Greentree Centre, two Wisconsin general partnerships, were represented by Dirk Debbink, MSI General Corporation; attorney John Gehringer, O’Neil, Cannon, Hollman, De Jong, SC; and real estate broker Peter Langhoff, Seigel-Gallagher, Inc.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 141 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.